Exhibit 99.1

Bunge Reports Fourth Quarter and Full Year 2014 Results

White Plains, NY – February 12, 2015 – Bunge Limited (NYSE:BG)

•     Q4 adjusted total segment EBIT of $409 million includes ~$80 million negative mark-to-market hedging impact, which will reverse in first half of 2015

•     2014 combined Agri-Foods ROIC of 8.4%, in line with expectations

•     Q4 included after-tax restructuring and non-cash impairment charges of $138 million

•     Impairments and earnings mix drove higher than expected tax rate

•     Annual operating cash flow of approximately $1.4 billion

•     Positive 2015 earnings outlook and expected combined Agri-Foods ROIC of at least 9%

„ Financial Highlights

	Quarter Ended		Year Ended

US$ in millions, except per share data	12/31/14	12/31/13	12/31/14	12/31/13

Net sales	$13,898	$16,375	$57,828	$61,347

Total segment EBIT (a)	$271	$396	$1,080	$1,329

Certain gains & (charges) (b)	$(138)	$(8)	$(138)	$38

Total segment EBIT, adjusted (a)	$409	$404	$1,218	$1,291

Agribusiness	$319	$346	$895	$1,008

Food & Ingredients	$83	$84	$301	$280

Sugar & Bioenergy	$(9)	$(35)	$(23)	$(34)

Fertilizer	$16	$9	$45	$37

Net income (loss) per common share from continuing operations-diluted	$0.60	$0.75	$3.94	$0.90

Net income (loss) per common share from continuing operations-diluted, adjusted (a)	$1.20	$1.35	$4.19	$4.78

(a)    Total segment earnings before interest and tax (“EBIT”) and net income (loss) per common share from continuing operations-diluted (excluding certain gains and charges and discontinued operations) are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website, respectively.

(b)    Includes certain gains and charges included in segment EBIT for the quarter and year-end December 31, 2014 of $(5) million for Agribusiness and $(133) million for Sugar & Bioenergy.  Includes certain gains and charges included in segment EBIT for the quarter and year-end December 31, 2013 of $0 and $24 million for Agribusiness, $(8) million and $(26) million for Sugar & Bioenergy, $0 and $8 for Food & Ingredients, and $0 and $32 million for Fertilizer, respectively.

„ Overview

Soren Schroder, Bunge’s Chief Executive Officer stated, “For Bunge, 2014 was a year of higher returns and strong cash flow from operations, driven by steady commercial and operational improvements and disciplined capital management.

“Fourth quarter earnings were close to our expectations, adjusting for impairment charges, mark-to-market impacts and using our normalized tax rate of 28%.  Our North American and European operations performed exceptionally well, capitalizing on strong soybean processing margins and executing large export programs.  Food & Ingredients continued to make advances with its commercial and operational excellence programs, and generated higher full-year results than in 2013. Sugarcane milling finished the year adjusted free cash flow neutral, which was our most important goal for that business.

“In China we did not realize the improvement in crush margins that we expected in the fourth quarter, and as the soybean basis delivered to China moved sharply lower during the last half of December, we incurred a loss on the value of our inventory pipeline.  Looking forward, the Chinese market is improving, and we expect a return to more normal results.

“Our objective of reducing our exposure to the Brazilian sugarcane milling sector is unchanged.  In the meantime, our focus is on improving the operations and achieving our short-term financial targets. The business is stable, and we have made significant progress improving agronomic efficiencies and reducing fixed costs.  This, combined with an improved outlook for ethanol pricing in Brazil, strong cogeneration margins and hedged sugar, increases our confidence that 2015 will be a year of further improvement.

“We are building on a solid foundation, and 2015 holds considerable promise as Bunge’s biggest regions – Brazil, North America and Europe – are in good positions to repeat record annual performances. Market fundamentals are solid, with strong world trade, an expected record soybean crop in South America, good structural crushing margins and high capacity utilization at port facilities. We have the right assets in the right places, and the improvements we have made to the business are on track to produce demonstrable results. Overall, we are optimistic that we will achieve our ROIC target of at least 9% for our core Agribusiness and Food & Ingredients operations while also growing earnings on a trajectory to reach our 2017 target of $8.50 per share.”

„ Fourth Quarter Results

Agribusiness

In the fourth quarter we realized the $80 million of gains from mark-to-market reversals on contracts which negatively impacted Q3; however, during the quarter we were impacted by approximately $80 million of new mark-to-market charges in our North American oilseed processing business and on bunker fuel hedges. Gains on these hedges will be realized in the first half of 2015 as we execute on the contracts.  In Oilseeds, results were driven by a record performance in our North American operations, which benefitted from high crush margins resulting from the combination of strong global demand, record harvests and a lack of soybean exports out of South America.  However, all other regions experienced lower oilseed processing results.  While European soybean crushing performed well, softseed margins were down primarily due to slower farmer selling of sunseeds.  In South America, which was in its seasonally slow period, continued farmer retention of soybeans impacted crush utilizations and profitability.  Results in Asia were down due to lower results in our China crushing operations which were impacted by deteriorating margins toward the end of the quarter and a $30 million reduction in value of our soybean inventory pipeline due to the significant drop in basis on beans delivered to China.  In Grains, our U.S. operations performed well as origination and elevation margins expanded with the arrival of record harvests and strong soybean export demand.  Grain results in South America improved as farmer selling of new crop corn picked up with the rise in global prices and weaker local currencies. Results in our European distribution operations were also higher as we executed on our large program of shipments booked earlier in the year.

Edible Oil Products

Higher quarterly results were driven primarily by our Asian and U.S. operations, which more than offset lower results in Europe, which were impacted by the significant devaluation of the Ukrainian hryvnia and Russian ruble vs. the U.S. dollar. In Asia, India benefitted from higher volumes across most of its branded and bakery fats businesses, as well as improved margins and lower costs driven by operational and commercial improvement initiatives.  In the U.S., higher packaged oil results were driven by increased volumes, margins and lower costs resulting from performance improvement initiatives to improve profitability, returns and cost structure.

Milling Products

Higher wheat milling results were more than offset by lower results in corn milling, which experienced reduced volumes and margins. In Brazil, wheat milling results were comparable to last year. Higher results in Mexico were driven by the addition of our new wheat mills. The integration of these mills continues to progress well with synergies tracking to expectations. Results in Mexico were negatively impacted by approximately $5 million of foreign exchange losses resulting from the significant devaluation of the peso on U.S. dollar-denominated inventory.  An offsetting gain is expected in 2015 when the inventories are sold.  Rice milling results were slightly higher than last year.

Sugar & Bioenergy

Higher results in the quarter were driven by improved performances in our sugarcane milling and biofuels businesses.  In milling, lower costs and higher cogeneration volumes and margins more than offset lower sugar and Brazilian ethanol prices and crush volume.  Adjusting for the impact of additional inventory carried into 2015 to enhance margins and certain machinery purchases pulled forward from 2015, milling finished the year free cash flow neutral. Our biofuels business benefitted from the robust ethanol production environment in the U.S.  In trading & merchandising lower margins more than offset higher volume.  Results in the fourth quarter included approximately $113 million of impairment charges primarily related to one of our Brazilian milling facilities and approximately $20 million of restructuring charges related to improving the cost structure of our operations.  Results in 2013 included approximately $10 million of restructuring and impairment charges.

Fertilizer

Higher results in the quarter reflect improved performance in our Argentina operations which benefitted from higher volumes and margins.  2013 results included losses from our ownership interest in the Moroccan joint venture which was divested in December of last year.

Cash Flow

Cash provided by operations in the twelve months ended December 31, 2014 was approximately $1.4 billion, reflecting lower commodity prices and our continued focus on optimizing working capital.  Capital investment for the year was $839 million compared to $1,042 million in 2013. We also repurchased $300 million of Bunge common shares during 2014.

Income Taxes

The tax rate for the year ended December 31, 2014, including the realization of $95 million of tax benefits, was approximately 32%. The tax benefits resulted from our tax planning strategies that we expect will provide an ongoing benefit in future years. Adjusting for the impact of the impairment and restructuring charges, the 2014 tax rate was approximately 28%.

„      Outlook

Drew Burke, Chief Financial Officer, stated, “In Agribusiness, we expect global demand for grains and oilseeds to remain solid, driven by large crops and growing global livestock production. In Oilseeds, the current strong soybean processing conditions in North America and Europe should persist through the first quarter as they remain the primary sources of global supply until the South American crops become available.  European rapeseed margins are expected to remain stable; however, sunseed margins are likely to be pressured until the second half of the year when new crop seeds arrive.  Forward soybean processing margins in Brazil are solid, reflecting another year of record crop production. While volatility in China will likely continue due to industry overcapacity, the challenges we experienced in 2014 should be behind us. In Grains, our operations should continue to benefit from large global crops and increasing trade, though farmer selling could be sporadic as they adjust to lower global prices.

“In Food & Ingredients, we expect continued improved performance.  Foreign currency volatility in certain emerging markets could cause some headwinds to margins; however, we expect to be able to largely offset the impact through our operational excellence initiatives to lower costs, improve operational efficiency and strengthen our product offerings. Additionally, since the raw material used to produce our food products are U.S. dollar linked, product prices typically increase in time to reflect currency movements.  Similar to past years, we expect results to be seasonally weaker in the first quarter.

“In Sugar & Bioenergy, we are continuing to manage the segment to be self-funding, limiting capital investment to agricultural and industrial maintenance and efficiency projects only.  With the recent improved outlook for Brazilian ethanol pricing, strong cogeneration margins, and our sugar exposure largely hedged, we have increased confidence that the segment will finish the year profitable and free cash flow positive. Similar to past years, we expect results to be seasonally weaker in the first half of the year.

“Additionally, we expect the following for 2015:  depreciation, depletion and amortization of approximately $635 million; capital expenditures of approximately $875 million; and a full-year tax rate of approximately 25%.  While we continue to forecast our long term tax rate to be 23%, we expect our earnings mix in 2015 to be more heavily weighted toward higher tax jurisdictions.”

„      Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 10:00 a.m. EST on February 12, 2015 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.

Earnings announcements for the first, second and third quarters of fiscal year 2015 are tentatively scheduled for April 30, July 30 and October 29, respectively.

To listen to the call, please dial (866) 436-9172.  If you are located outside the United States or Canada, dial (630) 691-2760.  Please dial in five to 10 minutes before the scheduled start time.  When prompted, enter confirmation code 38868953.  The call will also be webcast live at www.bunge.com.

To access the webcast, go to “Webcasts and Events” in the “Investors” section of the company’s website.  Select “Q4 2014 Bunge Limited Conference Call” and follow the prompts.  Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

A replay of the call will be available later in the day on February 12, 2015, continuing through March 14, 2015.  To listen to it, please dial (888) 843-7419 or, if located outside the United States or Canada, dial (630) 652-3042.  When prompted, enter confirmation code 38868953.  A replay will also be available at “Past Events” in the “Investors” section of the company’s website.

„      About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company operating in over 40 countries with approximately 35,000 employees.  Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat, corn and rice to make ingredients used by food companies; and sells fertilizer in South America.  Founded in 1818, the company is headquartered in White Plains, New York.

„      Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact:	Media Contact:
Mark Haden Bunge Limited 914-684-3398 mark.haden@bunge.com	Susan Burns Bunge Limited 914-684-3246 susan.burns@bunge.com

###

„      Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors.  The table includes a description of these items and their effect on continuing operations for total segment EBIT, net income attributable to Bunge and earnings per share for the fourth quarters and years ended December 31, 2014 and 2013.

			Net Income		Earnings
	Total Segment		Attributable to		Per Share
(In millions, except per share data)	EBIT		Bunge		Diluted
Quarter Ended December 31,	2014	2013	2014	2013	2014	2013
Continuing operations:
Agribusiness:	$(5)	$-	$45	$(67)	$0.31	$(0.45)
Income tax benefits (charges) (1)	-	-	32	(47)	0.22	(0.32)
Income tax valuation (allowances) reversals (2)	-	-	18	(20)	0.12	(0.13)
Impairment of equity method investment (3)	(5)	-	(5)	-	(0.03)	-
Sugar & Bioenergy:	$(133)	$(8)	$(133)	$(22)	$(0.91)	$(0.15)
Impairment and restructuring charges (10)	(133)	(10)	(133)	(10)	(0.91)	(0.07)
Gain on sale of investment in affiliate (11)	-	2	-	1	-	0.01
Income tax valuation (allowances) reversals (12)	-	-	-	(13)	-	(0.09)
Total	$(138)	$(8)	$(88)	$(89)	$(0.60)	$(0.60)

			Net Income		Earnings
	Total Segment		Attributable to		Per Share
(In millions, except per share data)	EBIT		Bunge		Diluted
Year Ended December 31,	2014	2013	2014	2013	2014	2013
Continuing operations:
Agribusiness:	$(5)	$24	$97	$(92)	$0.66	$(0.62)
Income tax benefits (charges) (1)	-	-	95	(78)	0.65	(0.53)
Income tax valuation (allowances) reversals (2)	-	-	7	(30)	0.04	(0.20)
Impairment of equity method investment (3)	(5)	-	(5)	-	(0.03)	-
Sale of certain rights (4)	-	16	-	10	-	0.07
Gains on sales of investments (5)	-	8	-	6	-	0.04
Edible oil products:	$-	$9	$-	$1	$-	$0.01
Sale of certain rights (6)	-	9	-	6	-	0.04
Income tax valuation (allowances) reversals (7)	-	-	-	(5)	-	(0.03)
Milling products:	$-	$(1)	$-	$(1)	$-	$(0.01)
Sale of certain rights (8)	-	6	-	4	-	0.02
Provision for recoverable taxes (9)	-	(7)	-	(5)	-	(0.03)
Sugar & Bioenergy:	$(133)	$(26)	$(133)	$(504)	$(0.91)	$(3.40)
Impairment and restructuring charges (10)	(133)	(28)	(133)	(28)	(0.91)	(0.19)
Gain on sale of investment in affiliate (11)	-	2	-	1	-	0.01
Income tax valuation (allowances) reversals (12)	-	-	-	(477)	-	(3.22)
Fertilizer:
Sale of certain rights (13)	$-	$32	$-	$21	$-	$0.14
Total	$(138)	$38	$(36)	$(575)	$(0.25)	$(3.88)

Consolidated Earnings Data (Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
(In millions)	2014	2013	2014	2013
Net sales	$13,898	$16,375	$57,828	$61,347
Cost of goods sold	(13,199)	(15,565)	(55,203)	(58,587)
Gross profit	699	810	2,625	2,760
Selling, general and administrative expenses	(422)	(443)	(1,583)	(1,559)
Foreign exchange gains (losses)	(12)	46	47	53
Other income (expense)-net	24	(14)	29	47
EBIT attributable to noncontrolling interest	(18)	(3)	(38)	28
Total Segment EBIT (14)	271	396	1,080	1,329
Interest income	16	29	87	76
Interest expense	(57)	(99)	(282)	(363)
Income tax expense (1),(2),(7),(12)	(144)	(202)	(294)	(904)
Noncontrolling interest share of interest and tax	9	11	36	71
Income from continuing operations, net of tax	95	135	627	209
Income (loss) from discontinued operations, net of tax	(5)	3	32	97
Net income attributable to Bunge	90	138	659	306
Convertible preference share dividends and other obligations	(8)	(23)	(48)	(76)
Net income available to Bunge common shareholders	$82	$115	$611	$230
Net income (loss) per common share diluted attributable to Bunge common shareholders (15):
Continuing operations	$0.60	$0.75	$3.94	$0.90
Discontinued operations	(0.04)	0.03	0.21	0.65
Net income (loss) per common share - diluted	$0.56	$0.78	$4.15	$1.55
Weighted–average common shares outstanding - diluted	146	149	147	148

Consolidated Segment Information (Unaudited)

Set forth below is a summary of certain items in our Consolidated Earnings Data and volumes by reportable segment.

	Quarter Ended		Year Ended
	December 31,		December 31,
(In millions, except volumes)	2014	2013	2014	2013
Volumes (in thousands of metric tons):
Agribusiness	37,430	36,132	139,045	137,405
Edible oil products	1,795	1,785	6,845	6,972
Milling products	1,064	982	4,514	4,034
Sugar & Bioenergy	3,376	2,987	9,679	10,316
Fertilizer	383	336	1,090	958

Net sales:
Agribusiness	$9,992	$12,449	$42,775	$45,507
Edible oil products	1,930	2,267	7,973	9,165
Milling products	459	481	2,063	2,012
Sugar & Bioenergy	1,359	1,030	4,543	4,215
Fertilizer	158	148	474	448
Total	$13,898	$16,375	$57,828	$61,347
Gross profit:
Agribusiness	$548	$545	$1,746	$1,797
Edible oil products	149	160	548	540
Milling products	76	77	311	262
Sugar & Bioenergy(10)	(95)	3	(41)	92
Fertilizer	21	25	61	69
Total	$699	$810	$2,625	$2,760
Selling, general and administrative expenses:
Agribusiness	$(242)	$(236)	$(879)	$(836)
Edible oil products	(98)	(107)	(384)	(384)
Milling products	(36)	(39)	(154)	(139)
Sugar & Bioenergy(10)	(43)	(50)	(156)	(166)
Fertilizer	(3)	(11)	(10)	(34)
Total	$(422)	$(443)	$(1,583)	$(1,559)
Foreign exchange gain (loss):
Agribusiness	$7	$46	$39	$41
Edible oil products	(1)	(1)	(4)	5
Milling products	(6)	-	(8)	(1)
Sugar & Bioenergy	(12)	1	19	3
Fertilizer	-	-	1	5
Total	$(12)	$46	$47	$53
Segment earnings before interest and tax:
Agribusiness	$314	$346	$890	$1,032
Edible oil products	51	48	156	163
Milling products	32	36	145	125
Sugar & Bioenergy	(142)	(43)	(156)	(60)
Fertilizer	16	9	45	69
Total(14)	$271	$396	$1,080	$1,329

Condensed Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
(In millions)	2014	2013
Assets
Cash and cash equivalents	$362	$742
Time deposits under trade structured finance program	1,343	4,470
Trade accounts receivable, net	1,971	2,144
Inventories (16)	5,502	5,796
Other current assets	3,988	4,620
Total current assets	13,166	17,772
Property, plant and equipment, net	5,626	6,075
Goodwill and other intangible assets, net	605	718
Investments in affiliates	306	241
Other non-current assets	1,782	1,975
Total assets	$21,485	$26,781
Liabilities and Equity
Short-term debt	$595	$703
Current portion of long-term debt	408	762
Letter of credit obligations under trade structured finance program	1,343	4,470
Trade accounts payable	3,333	3,522
Other current liabilities	3,111	3,078
Total current liabilities	8,790	12,535
Long-term debt	2,854	3,179
Other non-current liabilities	970	942
Total liabilities	12,614	16,656
Redeemable noncontrolling interest	37	37
Total equity	8,834	10,088
Total liabilities and equity	$21,485	$26,781

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Year Ended
	December 31,
(In millions)	2014	2013
Operating Activities
Net income (17)	$661	$207
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Gain on sale of Brazilian fertilizer distribution business	-	(148)
Impairment charges	130	35
Foreign exchange loss (gain) on debt	(215)	(48)
Deferred income taxes	(45)	460
Depreciation, depletion and amortization	607	568
Other, net	(5)	76
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable, net	(28)	148
Inventories	(110)	238
Trade accounts payable	(14)	436
Advances on sales	78	309
Net unrealized net gain/loss on derivative contracts	231	(71)
Accrued liabilities	190	(6)
Other, net	(81)	21
Cash provided by (used for) operating activities	1,399	2,225
Investing Activities
Payments made for capital expenditures	(839)	(1,042)
Acquisitions of businesses (net of cash acquired)	(39)	(355)
Proceeds from sales of investments	282	134
Payments for investments	(196)	(68)
Proceeds from sales of investments in affiliates	-	47
Proceeds from sale of Brazilian fertilizer distribution business	-	750
Change in restricted cash	101	137
Other, net	6	(32)
Cash provided by (used for) investing activities	(685)	(429)
Financing Activities
Net borrowings (repayments) of short-term debt	62	(956)
Net proceeds (repayments) of long-term debt	(653)	(362)
Repurchases of common shares	(300)	-
Dividends paid	(230)	(204)
Other, net	63	(43)
Cash provided by (used for) financing activities	(1,058)	(1,565)
Effect of exchange rate changes on cash and cash equivalents	(36)	(60)
Net increase (decrease) in cash and cash equivalents	(380)	171
Change in cash related to assets held for sale	-	2
Cash and cash equivalents, beginning of period	742	569
Cash and cash equivalents, end of period	$362	$742

„ Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934.  Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below.  These measures may not be comparable to similarly titled measures used by other companies.

Total segment EBIT

Total segment earnings before interest and tax (EBIT) is consolidated net income attributable to Bunge excluding interest income, interest expense and income tax attributable to each segment and does not include income (loss) from discontinued operations, net of tax.

Total segment EBIT is a non-GAAP financial measure and is not intended to replace net income attributable to Bunge, the most directly comparable GAAP financial measure. Total segment EBIT is an operating performance measure used by Bunge’s management to evaluate its segments’ operating activities.  Bunge’s management believes total segment EBIT is a useful measure of its segments’ operating profitability, since the measure allows for an evaluation of the performance of its segments without regard to its financing methods or capital structure.  In addition, EBIT is a financial measure that is widely used by analysts and investors in Bunge’s industries.  Total segment EBIT is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of total segment EBIT to net income attributable to Bunge:

	Quarter Ended		Year Ended
	December 31,		December 31,
(In millions)	2014	2013	2014	2013
Total segment EBIT	$271	$396	$1,080	$1,329
Interest income	16	29	87	76
Interest expense	(57)	(99)	(282)	(363)
Income tax (expense) benefit	(144)	(202)	(294)	(904)
Income (loss) from discontinued operations, net of tax	(5)	3	32	97
Noncontrolling interest share of interest and tax	9	11	36	71
Net income attributable to Bunge	$90	$138	$659	$306

Earnings per common share-diluted (excluding certain gains & charges and discontinued operations)

Below is a reconciliation to earnings per common share-diluted (excluding certain gains & charges and discontinued operations) to earnings per common share-diluted. Earnings per common share-diluted (excluding certain gains & charges and discontinued operations) is a non-GAAP financial measure and is not a measure of earnings per common share–diluted, the most directly comparable GAAP financial measure. It should not be considered as an alternative to earnings per share-diluted or any other measure of consolidated operating results under U.S. GAAP.

	Quarter Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Continuing operations:
Net income (loss) per common share - diluted
(excluding certain gains & charges and
discontinued operations)	$1.20	$1.35	$4.19	$4.78
Certain gains & charges (see Additional
Financial Information section)	(0.60)	(0.60)	(0.25)	(3.88)
Net income (loss) per share - continuing operations	0.60	0.75	3.94	0.90

Discontinued operations:	(0.04)	0.03	0.21	0.65

Net income (loss) per common share - diluted	$0.56	$0.78	$4.15	$1.55

„         Notes

Agribusiness:

1)             2014 Income tax benefits (charges) includes benefits of $43 million of previously unrecognized deferred tax assets in a subsidiary taxable in Brazil, $7 million related to an adjustment of provisions upon finalization of a tax audit in Asia, recorded in the fourth quarter. In addition, 2014 income tax benefits (charges) includes benefits of $52 million resulting from management’s evaluation of the recoverability of net operating loss carryforwards of a subsidiary taxable in Brazil, $13 million related to an adjustment of provisions upon finalization of a tax audit in Europe and $11 million of a reversal of previously accrued penalties and interest on certain uncertain tax positions settled via a tax amnesty program in Brazil, recorded in the third quarter.

2014 Income tax benefits (charges) includes charges of $10 million resulting from a tax balance sheet review in Asia, $4 million on deferred tax assets upon a reduced corporate income tax rate in Europe and $4 million uncertain income tax positions in North America, recorded in the fourth quarter. In addition 2014 income tax benefits (charges) includes charges of $4 million related to the finalization of a tax audit in Europe, recorded in the second quarter, $2 million related to adjustments upon tax return filings in Asia, recorded in the second quarter and $5 million and $2 million related to uncertain income tax positions in North America, recorded in the first and second quarters, respectively.

2013 Income tax benefits (charges) includes charges of $27 million and $47 million as a result of uncertain income tax positions and provisions related to tax years 2008-2010 in Brazil, recorded in the first and fourth quarters, respectively, and $4 million related to the finalization of a tax audit in Europe, recorded in the first quarter.

2)             2014 Income tax valuation (allowances) reversals includes allowances of $11 million and $5 million resulting from management’s evaluation of the recoverability of its net operating loss carryforwards in Asia, recorded in the third and fourth quarters, respectively and a reversal of $21 million resulting from management’s evaluation of the recoverability of its net operating loss carryforwards in Europe and $2 million in North America, recorded in the fourth quarter.

2013 Income tax valuation (allowances) reversals includes allowances of $10 million and $20 million resulting from management’s evaluation of the recoverability of its net operating loss carryforwards in North America and Europe, recorded in the third and fourth quarters, respectively.

3)             2014 EBIT includes a pre-tax impairment charge of $5 million related to an impairment of an investment in a biodiesel company in Europe, recorded in the fourth quarter.

4)             2013 EBIT includes a gain of $16 million in other income (expense) – net, related to the sale of Bunge’s rights to certain legal claims in Brazil, recorded in the first quarter.

5)             2013 EBIT includes a gain of $8 million from the sale of shares of a biofuel and renewable energy producer in North America, recorded in the third quarter.

Edible oils products:

6)             2013 EBIT includes a gain of $9 million in other income (expense) – net, related to the sale of Bunge’s rights to certain legal claims in Brazil, recorded in the first quarter.

7)             2013 Income tax valuation (allowances) reversals includes allowances of $5 million resulting from management’s evaluation of the recoverability of net operating loss carryforwards in North America, recorded in the third quarter.

Milling products:

8)             2013 EBIT includes a gain of $6 million in other income (expense) – net, related to the sale of Bunge’s rights to certain legal claims in Brazil, recorded in the first quarter.

9)             2013 EBIT includes a provision of $7 million in other income (expense) – net, related to recoverable taxes in Brazil, recorded in the third quarter.

Sugar & Bioenergy:

10)          2014 EBIT includes impairment and restructuring charges of $133 million in Brazil, recorded in the fourth quarter, of which $113 million is included in gross profit and $20 million in selling, general and administrative expenses.

2013 EBIT includes impairment and restructuring charges of $18 million and $10 million in Brazil, recorded in the third and fourth quarters, respectively, of which $15 million is included in gross profit, $11 million in selling, general and administrative expenses and $2 million in other operating income (expense).

11)          2013 EBIT includes a pre-tax gain of $2 million from the sale of an investment in a bioenergy company in North America, recorded in the fourth quarter.

12)          2013 Income tax valuation (allowances) reversals includes allowances of $464 million and $13 million resulting from management’s evaluation of the recoverability of its net operating loss carryforwards in Brazil, recorded in the third and fourth quarters, respectively.

„         Notes

Fertilizer:

13)          2013 EBIT includes a gain of $32 million in other income (expense) – net, related to the sale of Bunge’s rights to certain legal claims in Brazil, recorded in the first quarter.

Notes to the Financial Tables:

14)          See Reconciliation of Non-GAAP Measures.

15)          Weighted-average common shares outstanding-diluted for both the fourth quarter and year ended December 31, 2014 excludes the dilutive effect of 2 million outstanding stock options and contingently issuable restricted stock units because the effect of conversion would not have been dilutive.  Weighted-average common shares outstanding-diluted for the fourth quarter and year ended December 31, 2014 excludes approximately 7.7 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares because the effects of these conversions would not have been dilutive.

Weighted-average common shares outstanding-diluted for the fourth quarter and year ended December 31, 2013 excludes the dilutive effect of 2 million and 3 million, respectively, of outstanding stock options and contingently issuable restricted stock units because the effect of conversion would not have been dilutive.  Weighted-average common shares outstanding-diluted for the fourth quarter and year ended December 31, 2013 excludes approximately 7.7 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares because the effects of these conversions would not have been dilutive.

16)          Includes readily marketable inventories of $4,447 million and $4,678 million at December 31, 2014 and 2013, respectively. Of these amounts, $2,987 million and $2,927 million, respectively, can be attributable to merchandising activities.

17)          A reconciliation of Net income attributable to Bunge to Net income is as follows:

	Year Ended
(In millions)	December 31,
	2014	2013
Net income attributable to Bunge	$ 659	$ 306
EBIT attributable to noncontrolling interests	38	(28)
Noncontrolling interest share of interest and tax	(36)	(71)
Net income	$ 661	$ 207